Exhibit 99.1

For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces Exercise
Of Common Stock Offering Over-Allotment Option

Natchez, MS (February 22, 2011) -- Callon Petroleum Company (“Callon”) (NYSE: CPE) today announced the closing of the sale of 1,100,000 shares of its common stock pursuant to the underwriters’ exercise of the over-allotment option which the company granted in connection with Callon’s previously announced public offering of 9,000,000 shares of its common stock.

The exercise of the over-allotment option brings the total net proceeds of the offering to approximately $73.7 million. Callon intends to use the net proceeds from the offering to fund a portion of its 2011 capital budget and for general corporate purposes, including possible future acquisitions. Callon also intends to use $35.0 million of the net proceeds to redeem $31.0 million of its outstanding 13% Senior Notes due 2016 and pay the associated redemption premium.

The offering was made under Callon’s effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). A final prospectus supplement and the accompanying base prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov or may be obtained by contacting Johnson Rice & Company L.L.C. at 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113, or by phone at (504) 525-3767.

This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

Callon is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These projections and statements reflect Callon’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

#